Exhibit 10.25

CREDIT AGREEMENT*

Dated as of September 21, 2001

Between

WILLIS LEASE FINANCE CORPORATION,

as Borrower

and

ABB CREDIT FINANS AB (publ)

*              Portions of the material in this Exhibit have been redacted pursuant to a request for confidential treatment, and the redacted material has been filed separately with the Securities and Exchange Commission (the "Commission").  An asterisk has been placed in the precise places in this Agreement where we have redacted information, and the asterisk is keyed to a legend which states that the material has been omitted pursuant to a request for confidential treatment.

Schnader Harrison Segal & Lewis LLP

140 Broadway, Suite 3100

New York, NY 10005-9998

TABLE OF CONTENTS

SECTION 1 CERTAIN DEFINITIONS
1.1	Definitions.
1.2	Accounting Terms.
1.3	Construction.
SECTION 2 THE CREDIT
2.1	The Loans.
2.2	The Notes.
2.3	Funding Procedures.
2.4	Facility Fee.
2.5	Mandatory Prepayments.
2.6	Interest.
2.7	Blocked Account; Payments of Interest and Principal.
2.8	Loan Maturities.
2.9	Debt to Value Maintenance.
2.10	Voluntary Prepayments.
2.11	Payments.
2.12	Change in Circumstances, Yield Protection.
2.13	Illegality.
2.14	Taxes.
2.15	Maintenance Reserves; Security Deposits; Insurance Proceeds.
SECTION 3 REPRESENTATIONS AND WARRANTIES
3.1	Organization, Standing.
3.2	Corporate Authority, Validity, Etc.
3.3	Validity of Loan Documents.
3.4	Litigation.
3.5	ERISA.
3.6	Financial Statements.
3.7	No Material Adverse Change.
3.8	Not in Default, Judgments, Etc.
3.9	Taxes.
3.10	Permits, Licenses, Etc.
3.11	No Materially Adverse Contracts, Etc.
3.12	Compliance with Laws, Etc.
3.13	Solvency.
3.14	Use of Proceeds.
3.15	Depreciation Policies.
3.16	Disclosure Generally.
SECTION 4 CONDITIONS PRECEDENT
4.1	Conditions to the Effectiveness of the Agreement.
4.2	All Loans.

SECTION 5 AFFIRMATIVE COVENANTS
5.1	Financial Statements and Reports.
5.2	Corporate Existence.
5.3	ERISA.
5.4	Compliance with Regulations.
5.5	Conduct of Business; Permits and Approvals, Compliance with Laws.
5.6	Maintenance of Properties.
5.7	Maintenance of Insurance.
5.8	Payment of Taxes, Etc.
5.9	Notice of Events.
5.10	Inspection Rights.
5.11	Generally Accepted Accounting Principles.
5.12	Compliance with Material Contracts.
5.13	Use of Proceeds.
5.14	Further Assurances.
5.15	Placards.
5.16	Lease Event of Default.
5.17	Special Indemnification.
SECTION 6 NEGATIVE COVENANTS
6.1	Consolidation and Merger.
6.2	Liens.
6.3	Margin Stock.
6.4	Transfer of Assets; Nature of Business.
6.5	Accounting Change.
6.6	Transactions with Affiliates of the Borrower.
6.7	Restricted Payments.
6.8	Restriction on Amendment of this Agreement.
6.9	Change of Incorporation.
SECTION 7 FINANCIAL COVENANTS
7.1	No Losses.
7.2	Minimum Tangible Net Worth.
7.3	Leverage Ratio.
7.4	Adjusted Total Debt to Adjusted Tangible Net Worth.
7.5	Minimum Interest Coverage Ratio.
7.6	Investments in Unrestricted Subsidiaries.
SECTION 8 DEFAULT
8.1	Events of Default.
SECTION 9 COLLATERAL
9.1	Collateral.
9.2	Security Documents.
9.3	Release of Collateral.
SECTION 10 MISCELLANEOUS
10.1	Waiver.
10.2	Amendments.
10.3	GOVERNING LAW.
10.4	Participations and Assignments.
10.5	Captions.
10.6	Notices.
10.7	Application of Payments.
10.8	Expenses.
10.9	Survival of Warranties and Certain Agreements.
10.10	Severability.
10.11	No Fiduciary Relationship.
10.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS.
10.13	WAIVER OF JURY TRIAL.
10.14	Counterparts; Effectiveness.
10.15	Use of Defined Terms.
10.16	Offsets.
10.17	Entire Agreement.
10.18	Confidentiality.

Exhibits

Exhibit A    Form of Beneficial Interest Pledge and Security Agreement

Exhibit B    Form of Compliance Certificate

Exhibit C    Form of Consent and Agreement

Exhibit D    Form of Note

Exhibit E    Form of Owner Trustee Mortgage

Exhibit F    Form of Security Agreement-Blocked Account

Exhibit G   Depreciation Policy

Exhibit H   Form of Request for Advance

Disclosure Schedule

Schedule 10.4

[Credit Agreement]

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 21, 2001 (this “Agreement”), is entered into by and between WILLIS LEASE FINANCE CORPORATION, a Delaware corporation (successor by merger to Willis Lease Finance Corporation, a California corporation) (“Willis” or the “Borrower”), and ABB Credit Finans AB (publ) (the “Lender”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower desires to have available to it a  credit facility (the “Credit Facility”) which will be used for the purchase or refinance of Engines (defined below).

WHEREAS, the Lender is willing to establish such Credit Facility and make loans to the Borrower under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and promises hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1

CERTAIN DEFINITIONS

1.1           Definitions.

“Acceptable Manufacturer” shall mean CFM International, General Electric, Pratt & Whitney, Rolls Royce and International Aero Engines.

“Adjusted Tangible Net Worth” shall mean Tangible Net Worth of the Willis Companies, less any stockholder’s equity in any Unrestricted Subsidiaries where the Debt of such Unrestricted Subsidiary is nonrecourse to the Borrower.

“Adjusted Total Debt” shall mean all Debt of the Willis Companies, less any Debt to the extent such Debt is nonrecourse to the Borrower.

“Affiliate” shall mean, with respect to any Person, any other Person:  (i) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (ii) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (iii) ten percent (10%) or more of whose voting stock is directly or indirectly beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall mean this Agreement, as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached hereto.

“Bank” shall mean California Bank & Trust.

“Beneficial Interest” shall mean a beneficial interest in a trust which owns one or more Engines.

“Beneficial Interest Pledge Agreement” shall mean a Beneficial Interest Pledge and Security Agreement substantially in form and substance attached hereto as Exhibit A.

“Blocked Account” shall mean the following account maintained by the Borrower at the Bank into which all payments made by or on behalf of the Borrower in payment of the Loan shall be deposited:

ABA:                      121 002 042

Bank:                      California Bank & Trust

                                San Francisco, CA

Account:               1170011641

Acct Name:           Willis Lease Finance Corporation

“Blocked Account Agreement” shall mean the Three Party Deposit Account Agreement-Blocked Account between the Bank, the Borrower and the Lender.

“Break Costs” shall have the meaning given such term in Section 2.10.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Stockholm, Sweden, San Francisco, California, U.S.A. or New York, New York, U.S.A. are authorized or required to close under the laws of either Sweden, the State of California, or the State of New York and a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London (“London Business Day”).

“Capitalized Lease” shall mean all lease obligations of any Person for any property (whether real, personal or mixed) which have been or should be capitalized on the books of the lessee in accordance with Generally Accepted Accounting Principles.

“Capitalized Lease Obligations” with respect to any Person, shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person’s interest as lessee under a Capitalized Lease.

“Change of Control” shall mean, with respect to the Borrower, any action occurring or set of circumstances existing that would result in any Person or group (other than Charles F. Willis IV, his trusts, family limited partnerships or heirs and other than any member of the SwissAir Group pursuant to the exercise of options outstanding on the date of this Agreement) beneficially owning (as defined in Rule 13(d)-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, an amount of the outstanding capital stock of the Borrower entitling such Person or group to 30% or more of the voting power of all the outstanding capital stock of the Borrower.  The percentage of voting power shall be determined based on the number of votes a holder of capital stock can cast in the election of directors, compared to the total number of votes that all shareholders can cast in such election.

“Closing Date” shall mean the date on which this Agreement shall become effective as determined in accordance with Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“Collateral” shall mean, collectively, the “Collateral”, (as such term is defined in the Beneficial Interest Pledge Agreements executed, delivered and outstanding from time to time) and the “Collateral” (as such term is defined in the Owner Trustee Mortgages executed, delivered and outstanding from time to time).

“Commitment Fee” shall mean the commitment fee payable by the Borrower pursuant to Section 2.11(c).

“Compliance Certificate” shall mean a certificate in substantially the form attached hereto as Exhibit B which shall be signed by the chief financial officer, chief administrative officer or chief executive officer of Borrower.

“Consent and Agreement” shall mean a Consent and Agreement in substantially the form attached hereto as Exhibit C in respect of each Lease between the Lender and the Owner Trustee and the Lessee parties to such Lease.

"Contribution Agreement" shall have the meaning ascribed to such term in the Other Facility Agreement.

 “Debt” shall mean, as to any Person at any time (without duplication) and, for the Borrower, determined on a consolidated basis:  (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days unless such trade accounts payable are being contested in good faith by appropriate proceedings; (iv) all Capitalized Lease Obligations of such Person; (v) all obligations of such Person under guaranties, letters of credit, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other Person, or any other obligation, contingent or otherwise, of such Person directly or indirectly protecting the holder of any obligation or indebtedness of any other Person, contingent or otherwise, against loss (whether by partnership arrangements, agreements to keep-well, to purchase assets, goods, securities, or services, to take-or-pay or otherwise); (vi) all obligations of any other Person secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (vii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (viii) the net present value of Operating Leases for engines, aircraft and parts packages, using a 10% discount rate; and (ix) all obligations with respect to deposits or maintenance reserves to the extent not supported by cash reserved specifically therefor.

“Default Rate” on any Loan shall mean two percent (2%) per annum above the Interest Rate then applicable to each Loan or portion thereof.

“Determination Date” shall have the meaning given such term in Section 2.9.

"Disclosure Schedule" shall mean the schedule referred to in Sections 3.4, 3.6, 3.9 and 3.16.

“Dollars” shall mean the lawful currency of the United States of America.

“EBIT” shall mean the sum of (i) Net Income less any extraordinary gain or loss included in the calculation thereof, plus (ii) amounts deducted for interest expense and income taxes.

“Eligibility Criteria” shall mean the applicable criteria set forth below to be used to determine whether any Engine and the Lease thereof are eligible as Collateral.

The Eligibility Criteria for an Engine are as follows:  *

The Eligibility Criteria for any Lease is as follows:  *

“Eligible Engines” shall mean Engines which meet all of the Eligibility Criteria for Engines.

“Eligible Lease” shall mean a Lease of an Engine which meets all of the Eligibility Criteria for Leases and in which *

“Engine” shall mean any Stage III engine owned by Borrower or an Owner Trustee (acting pursuant to a Trust Agreement) designed or suitable for use to propel an aircraft, whether or not subject to a Lease.

“Engine Records” shall mean all technical and other records in respect of an Engine required by the manufacturer thereof or any applicable Governmental Authority to be maintained.

“Environmental Control Statutes” shall mean each and every applicable federal, state, county or municipal environmental statute, ordinance, rule, regulation, order, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, directives or requirements, of any Governmental Authority, including without limitation laws in any way related to Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

*              This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Borrower within the meaning of Section 414(c) of the Code.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Facility Fee” shall mean an amount equal to one-half of one percent (0.50%) of the Maximum Loan Commitment.

“Fair Market Value” shall mean with respect to an Engine, an amount as determined by an appraiser to be the amount that would be obtained in an arm’s-length cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time period available for marketing, adjusted to account for the maintenance status of such Engine (which shall reflect any existing maintenance reserves).  In determining such value, it will be assumed that (i) no value will be attributed to lease payments made under the related Lease and (ii) no value shall be attributed to any security deposit under the related Lease.  The appraiser shall be retained by the Borrower and shall be reasonably acceptable to the Lender (such appraisal fees to be paid by the Borrower).

“FAR” means the Federal Aviation Regulations issued by the Federal Aviation Administration as in effect from time to time.

“Fiscal Quarter” shall mean a fiscal quarter of the Borrower, which shall be any quarterly period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” shall mean a fiscal year of the Borrower, which shall end on the last day of December.

“Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

"Geneva Convention" shall mean the International Recognition of Rights in Aircraft Convention between the United States of America and Other Governments, June 19, 1948, 310 U.N.T.S. 151.

“Governmental Authority” shall mean any federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom or created pursuant to any laws, including, without limitation, Environmental Control Statutes.

“Hazardous Substances” shall mean without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 15 U.S.C., § 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 33 U.S.C. § 1251 et seq.; the federal underground storage tank law, Subtitle I of the Resource Conservation and Recovery Act, as amended, P.L. 98-616, 42 U.S.C. § 6901 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other federal, state, county or municipal environmental statute, ordinance, rule or regulation.

“Indebtedness for Borrowed Money” shall mean (i) all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by the Borrower or its Restricted Subsidiaries, whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate of the Borrower) and (ii) all indebtedness of others for money borrowed (including indebtedness of an Affiliate of the Borrower) with respect to which the Borrower or its Restricted Subsidiaries have become liable by way of a guarantee or indemnity.

“Intangible Assets” shall mean all assets which would be classified as intangible assets under GAAP consistently applied, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs).  For purposes of this definition, prepayments of taxes, license fees and other expenses shall not be deemed Intangible Assets.

“Interest Coverage Ratio” shall mean the ratio of EBIT of the Willis Companies plus rent expenses of the Willis Companies to interest expense of the Willis Companies plus rent expenses of the Willis Companies.

“Interest Rate” means, in respect of any Loan, the LIBO Rate for the Interest Rate Period elected pursuant to the Interest Rate Option plus the Margin.

“Interest Rate Option” shall mean one, three or six month LIBO designated by the Borrower as provided for in Section 2.6.

“Interest Rate Period” shall mean the one, three or six month period elected pursuant to exercise of the Interest Rate Option.

“Investment” in any Person shall mean, without duplication, (i) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such deposit, advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or guarantee or assumption of, or other contingent obligation with respect to, Indebtedness for Borrowed Money or other liability of such Person (other than unsecured (except for a pledge of Shares (as defined in the Share Pledge Agreement) and records related to such Shares of any Unrestricted Subsidiary) guaranties of the obligations of Restricted or Unrestricted Subsidiaries); (iii) any transfer or contribution of assets to an Unrestricted Subsidiary to the extent that the net book value of such assets is not paid in full at the time of transfer; and (iv) any amount that may, pursuant to the terms of such investment, be required to be paid, deposited, advanced, lent or extended to or guaranteed (other than the guaranties described above) or assumed on behalf of such Person.

“Lease” shall mean a written lease agreement assigned to or entered into between Owner Trustee (acting pursuant to a Trust Agreement), as lessor, and a third party (including WLFC (Ireland) Limited and any member of the SwissAir Group) as lessee, pursuant to which such Owner Trustee leases to the third party for a fixed period of time one or more Engines.

“Lease Document” shall mean such Lease and all documents executed and delivered in connection therewith.

“Lease Event of Default” shall mean the failure by a lessee pursuant to the terms of an Eligible Lease to which it is a party after the expiration of any applicable notice or cure period to pay any amount when due, to provide insurance in accordance with the terms thereof or to perform maintenance on the Eligible Engine leased pursuant to such Eligible Lease in accordance with the terms of such Eligible Lease.

“Leverage Ratio” shall mean the ratio of all Debt of the Willis Companies to their Tangible Net Worth calculated based on the most recent financial statements furnished to the Lender in accordance herewith.

“LIBO Rate” shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) at which the Lender, individually, is offered deposits of United States Dollars by leading banks in the interbank eurodollar or eurocurrency market on or about eleven o’clock (11:00) a.m., London time, two (2) London Business Days prior to the commencement of the requested Interest Rate Period in an amount substantially equal to the outstanding principal amount of the Loan requested for a maturity of comparable duration to the Interest Rate Period; provided, however that if for any such period or comparable period, the Lender is not offered deposits of United States Dollars by leading banks as described above, the LIBO Rate in respect of such period shall mean the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) for deposits in United States Dollars for a period equal or comparable to such period which appears on Page 3750 on the Dow Jones Telerate Service (the “Telerate Page 3750") (or such other page as may replace such Telerate Page 3750 for the purpose of displaying London interbank offered rates for United States Dollar deposits), on or about eleven o’clock (11:00) a.m., London time, two (2) London Business Days prior to the commencement of the requested Interest Rate Period in an amount substantially equal to the outstanding principal amount of the Loan requested for a maturity of comparable duration to the Interest Rate Period; provided further, that if for any such period or comparable period no such rate appears on the Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying London interbank offered rates for United States Dollar deposits), the LIBO Rate in respect of such period shall be the arithmetic mean, as determined by the Lender, of the rates per annum (rounded upwards, if necessary to the next 1/16 of 1%) appearing on the Reuters Screen “LIBO” page in respect of amounts denominated in Dollars, on or about eleven o’clock (11:00) a.m., London time, two (2) London Business Days prior to the commencement of the requested Interest Rate Period in an amount substantially equal to the outstanding principal amount of the Loan requested for a maturity of comparable duration to the Interest Rate Period.

“Lien” shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction of an obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States of America.

“Loan” or “Loans” shall mean the Loan or Loans made pursuant hereto and as provided for in Section 2.1.

“Loan Closing Date” shall mean, in respect of each Loan, the date such Loan is made.

“Loan Commitment” shall have the meaning set forth in Section 2.1.

“Loan Documents” shall mean this Agreement, each Note, the Blocked Account Agreement, the Security Agreement-Blocked Account, each Consent and Agreement, each Owner Trustee Mortgage, each Beneficial Interest Pledge Agreement, each Recognition of Rights Agreement, if any, and all other documents directly related or incidental to said documents, the Loans or the Collateral.

“Loan Termination Date” shall have the meaning set forth in Section 2.1.

“Margin” means two hundred basis points.

“Material Adverse Change” shall mean any event or condition which, in the reasonable determination of the Lender, would result in a material adverse change in the financial condition, business, properties or profits of the Borrower and which gives reasonable grounds to conclude that the Borrower would likely not be able to perform or observe (in the normal course) its obligations under the Loan Documents to which it is a party, including but not limited to the Notes.

“Material Adverse Effect” shall mean a material adverse effect on (i) the financial condition, business, properties, or profits of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents, or (iii) the legality, validity or enforceability of this Agreement or the Notes or the rights and remedies of the holders of the Loans.

“Maximum Loan Commitment” shall mean Thirty-Five Million Dollars ($35,000,000).

“Multiemployer Plan” shall mean a multiemployer plan as defined in ERISA Section 4001(a)(3), which covers employees of the Borrower or any ERISA Affiliate.

“Net Book Value” of an Engine shall be calculated as the lesser of:  (i) the cost to Borrower of such Engine or (ii) such Engine’s Fair Market Value.  In any event, the Net Book Value will be reduced utilizing depreciation methods consistent with current practice and Generally Accepted Accounting Principles.

“Net Income” shall mean net income of the Willis Companies after taxes, determined in accordance with GAAP.

“Net Worth” shall mean, at any particular time, all amounts, in conformity with GAAP, that would be included as stockholder’s equity on a consolidated balance sheet of the Willis Companies excluding other comprehensive income or loss resulting from the implementation of FAS 133.

"Nonrecognition of Rights Jurisdictions" shall  mean, in connection with each Lease involving a lessee (or, in the case of a Lease to WLFC (Ireland) Limited, involving a sublessee) domiciled or principally located in a non-U.S. jurisdiction, any non-U.S. jurisdiction of such domicile or location unless (a) the Borrower shall have obtained a legal opinion in form and substance reasonably satisfactory to Lender from local counsel in such jurisdiction to the effect that under and in accordance with applicable local law, an aircraft engine, upon its installation on an aircraft (i) should remain the property of the Owner Trustee and not become an accession to such aircraft (thereby vesting a superior right to title in the owner of such aircraft) and (ii) will not vest a security interest in such Engine in a Person holding a security interest in such aircraft, or (b) the Owner Trustee shall have become a party to or otherwise obtained the benefit of a Recognition of Rights Agreement.

“Note” or “Notes” shall mean one or more promissory notes substantially in the form attached hereto as Exhibit D.

“Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Lender by the Borrower or any Owner Trustee arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal of and interest on the Loans and all obligations related to any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement related to the foregoing, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or any Owner Trustee or for which the Borrower or any Owner Trustee is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.

“Off-Lease” shall mean, at the time of determination, an Engine not subject to a Lease.

“Operating Lease” shall mean, with respect to any Person, the aggregate amount which, in accordance with GAAP, is not required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person’s interest as lessee under an operating lease.

“Other Facility Agreement” shall mean the Credit Agreement dated as of May 1, 2001 among Borrower, National City Bank, as Administrative Agent, Fortis Bank [Nederland] N.V., as Structuring Agent, Fortis Bank [Nederland] N.V., as Security Agent and the several institutions signatory thereto, as amended from time to time.

“Other Indebtedness” shall mean Indebtedness for Borrowed Money (i) with a final maturity not less than the final maturity of this Credit Facility; (ii) with an average life no less than the remaining average life of this Credit Facility; (iii) with terms, covenants and conditions no more restrictive than those in this Agreement; and (iv) with respect to which the initial advance rates on the assets financed with such Indebtedness for Borrowed Money are not less than those under this Credit Facility.

“Owner Trustee” shall mean Wells Fargo Bank Northwest, National Association (formerly known as First Security Bank, National Association) or another bank or trust company reasonably satisfactory to the Lender acting as trustee under a Trust Agreement of which the Borrower is the beneficiary.

“Owner Trustee Mortgage” shall mean an Owner Trustee Mortgage and Security Agreement substantially in the form attached hereto as Exhibit E.

“Parts” shall mean components of an aircraft or an Engine or any systems within an aircraft or an Engine that have either been removed from an aircraft or an Engine or have not yet been incorporated into an aircraft or an Engine.

“Payment Date” shall have the meaning given such term in Section 2.7(b).

“Payment Period” in respect of each Loan shall mean an initial period commencing on the Loan Closing Date of such Loan and ending on the third Business Day of the calendar month next following the calendar month in which such Loan Closing Date occurs; thereafter periods commencing on the third Business Day of each calendar month and ending on the third Business Day of the next following calendar month; and, if the term of the relevant Lease ends on a day other than the third Business Day of a calendar month, a final period commencing on the third Business Day of the calendar month in which the term of such Lease ends (or the next prior calendar month if the Lease ends on the first, second or third day of a calendar month) and ending the day on which such Lease ends.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” shall mean, at any time, any Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate of the Borrower.

“Permitted Liens” shall mean (i) any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by the Borrower (or by a lessee) by appropriate proceedings and for which adequate reserves have been established by the Borrower as reflected in the Borrower’s financial statements (or by the lessee as reflected in such lessee’s financial statements); (ii) any mechanic’s, materialman’s, carrier’s, warehousemen’s or similar Liens for sums not yet due or being contested in good faith by the Borrower (or by a lessee) by appropriate proceedings and for which adequate reserves have been established by the Borrower as reflected in the Borrower’s financial statements (or by the lessee as reflected in such lessee’s financial statements); (iii) Liens in favor of Lender in the Collateral as contemplated by this Agreement and the other Loan Documents; (iv) the rights of a lessee or sublessee to utilize the Collateral pursuant to the terms of a Lease; (v) Liens arising from the following types of liabilities of a lessee or any other operator of an Engine, so long as such liabilities are either not yet due or are being contested in good faith through appropriate proceedings that do not give rise to any reasonable likelihood of the sale, forfeiture or other loss of such Engine, title thereto or the Lender’s security interest therein or of criminal or unindemnified civil liability on the part of Borrower or the Lender and with respect to which the lessee maintains adequate reserves (in the reasonable judgment of Borrower):  (A) fees or charges of any airport or air navigation authority, (B) judgments, or (C) salvage or other rights of insurers; (vi) Liens permitted in accordance with Section 8.1(j); and (vii) rights accorded the Bank under the Blocked Account Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, association, company, business trust or entity, or other entity of whatever nature.

“Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, whether formal or informal and whether legally binding or not.

“Potential Default” shall mean an event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 4.08 of ERISA.

“Purchase Agreement” shall mean a written purchase agreement assigned to or entered into between Borrower or an Owner Trustee (acting pursuant to a Trust Agreement), as purchaser, and a third party, as seller, pursuant to which Borrower or such Owner Trustee purchased from such third party one or more Engines.

“Purchase Documents” shall mean each Purchase Agreement and all documents executed and delivered in connection therewith.

“Recognition of Rights Agreement” shall mean an agreement reasonably acceptable to the Lender pursuant to which an owner or holder of a lien on any aircraft to which an Engine is attached agrees to recognize the Lender’s Lien in such Engine pursuant to the terms of the relevant Owner Trustee Mortgage.

“Regulation” shall mean any statute, law, ordinance, regulation, order or rule of any United States of America or foreign, federal, state, local or other government or governmental body, including, without limitation, those covering or related to banking, financial transactions, securities, public utilities, environmental control, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wages and hours, employee benefits, and price and wage control matters.

“Reportable Event” shall mean, with respect to a Pension Plan:  (i) Any of the events set forth in Sections 4043(b) (other than a reportable event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code and (iii) any failure by the Borrower or any ERISA Affiliate to make payments required by Section 412(m) of the Code.

“Request for Advance” shall have the meaning set forth in Section 2.3(b), substantially in the form attached hereto as Exhibit H.

“Required Monthly Minimum” shall have the meaning given such term in Section 2.7(b).

“Restricted Subsidiary” shall mean any Subsidiary, direct or indirect, of the Borrower that is not an Unrestricted Subsidiary.  Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each of (i) T-4 Inc., (ii) T-7 Inc., (iii) T-8 Inc., (iv) T-10 Inc., (v) WLFC (Ireland) Limited, (vi) WLFC Engine Pooling Company and (vii) Terandon Leasing Corporation shall constitute a “Restricted Subsidiary”.

“Security Agreement-Blocked Account” shall mean the Security Agreement-Blocked Account in the form attached hereto as Exhibit F, to be dated the initial Loan Closing Date between the Lender, the Owner Trustee, the Borrower and the Bank.

“Share Pledge Agreement” shall have the meaning ascribed to such term in the Other Facility Agreement.

“Solvent” shall mean, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing Debt as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business in which it is presently engaged or in which is about to engage.

“Stage III” as it relates to any aircraft or engine, shall mean any aircraft or engine which, at the time of its manufacture, was compliant with the noise regulations set forth in FAR Part 36.

“Subsidiary” shall mean a corporation or other entity the shares of stock or other equity interests of which having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by the Borrower.

“SwissAir Group” shall mean SwissAir Group, a Swiss corporation, and its Affiliates, including without limitation (but in each case only so long as such Person is an Affiliate of SwissAir Group), FlightTechnics, LLC, Flightlease AG, SRT Group America, Inc., SR Technics Group, and SR Technics Switzerland f/k/a SR Technics AG.

“Tangible Net Worth” shall mean Net Worth minus Intangible Assets.

“Trust Agreement” shall mean a Trust Agreement in form and scope acceptable to the Lender between each Owner Trustee and the Borrower under which the Borrower is the sole beneficiary.

“Trust Estate” shall mean the Trust Estate as defined in each Trust Agreement.

 “Unrestricted Subsidiary” shall mean WLFC Funding Corporation or any other Subsidiary of Borrower established to facilitate securitizations and any Subsidiary of the Borrower designated as an unrestricted subsidiary by the Borrower.  In no event shall WLFC (Ireland) Limited be designated as an Unrestricted Subsidiary.

“Willis Companies” shall mean the Borrower and its consolidated Subsidiaries.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 3.6, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3           Construction.  Words and defined terms importing the plural include the singular and visa versa.

SECTION 2

THE CREDIT

2.1           The Loans.

(a)           Loans; Loan Commitment.  Subject to the terms and conditions herein set forth and in reliance upon the representations, warranties and covenants contained herein, the Lender agrees to make one or more loans (individually, a "Loan" and, collectively, the “Loans”) to the Borrower during the period beginning on the Closing Date and ending on the last day of the calendar month in which the first annual anniversary of the Closing Date occurs or such subsequent date to which this Agreement may be extended pursuant to this Section 2.1, or on the earlier date of termination in full pursuant to Section 8.1 hereof of the obligations of the Lender (such first annual anniversary or such date to which this Agreement is extended or such earlier date of termination being herein called the “Loan Termination Date” in amounts not to exceed at any time the Maximum Loan Commitment, such amount being the “Loan Commitment”).  The Loan Commitment shall be automatically extended for periods of one year unless either the Borrower or the Bank, in its sole discretion, on not less than 90 days prior notice, shall elect to terminate this Agreement, in which case, subject to Section 2.8,this Agreement shall terminate on the last day of the month immediately preceding the next annual anniversary of the Closing Date.

(b)           Maximum Loans Outstanding.  The Borrower shall not be entitled to any new Loan if, after giving effect to such Loan, the unpaid principal amount of the then outstanding Loans would exceed the Maximum Loan Commitment.

(c)           Prepayment and Reborrowing.  Prior to the Loan Termination Date, subject to the terms hereof and within the limits of the Maximum Loan Commitment, the Borrower may borrow, prepay and reborrow Loans.  All Loans shall mature and be due and payable as provided in Section 2.8.

2.2           The Notes.  Each Loan made by the Lender shall be evidenced by a single promissory note of the Borrower (each such promissory note as it may be amended, extended, modified or renewed, a “Note” and, together, the “Notes”) in the principal face amount equal to the Loan requested, payable to the order of the Lender.  Each Note shall be dated the relevant Loan Closing Date, shall bear interest at the Interest Rate and be payable as to principal and interest in accordance with the terms hereof and thereof.  Each outstanding Loan shall be due and payable as set forth in Section 2.8 unless the maturity of said Loans is accelerated as provided in Section 8.1 hereof.

2.3           Funding Procedures.  In the event the Borrower shall fail to borrow any Loan on the Loan Closing Date provided in a Request for Advance, the Borrower shall pay to the Lender such amounts as may be necessary to compensate the Lender for all direct and indirect costs and losses (including losses from redeployment of prepaid or unborrowed funds at rates lower than the cost of such funds to the Lender, and including lost profits incurred or sustained by the Lender as a result of such failure to borrow).

(a)           Preliminary Information.  In respect of each transaction as to which the Borrower is considering making a Request for Advance, the Borrower shall provide the Lender with such information regarding the proposed Eligible Lease and proposed Eligible Engine as the Lender shall reasonably request.  Lender shall have the right, at the Borrower’s cost and expense, to request an opinion of counsel licensed to practice in the jurisdiction in which the lessee under such Eligible Lease resides or is domiciled as to such matters as Lender shall reasonably request concerning the Collateral and the enforcement of rights of the Lender under an Owner Trustee Mortgage.

(b)           Request for Advance.  Each request for a Loan shall be made not later than 2:00 p.m. Stockholm prevailing time on a Business Day which shall be given not less than three (3) London Business Days prior to the date of the proposed borrowing by delivery to the Lender of a written request signed by the Borrower or, in the alternative, a telephone request followed promptly by written confirmation of the request in substantially the form attached as Exhibit H (a “Request for Advance”), specifying the requested Loan Closing Date and amount of the Loan to be made and selecting the Interest Rate Option applicable thereto.  No Loan shall be in an amount in excess of 90% of the then Net Book Value of the Engine to be financed by such Loan.  Each Request for Advance shall be accompanied by evidence reasonably satisfactory to the Lender of such Net Book Value, a copy of the relevant Eligible Lease and information as to the relevant Eligible Engine and such other information regarding such Lease and Engine as the Lender shall reasonably request.  No request shall be effective until actually received in writing by the Lender.  Each Request for Advance shall be for a Loan at a single interest rate option.  Upon receipt by the Lender of a Request for Advance, the request shall not be revocable by the Borrower.

(c)           Provided (i) no Event of Default or Potential Default shall have occurred and be continuing, and (ii) all the conditions precedent set forth in Section 4.2 have been met by the Borrower or waived by the Lender, on the Loan Closing Date specified in the Request for Advance, the Lender will make the Loan to the Borrower requested therein.

2.4           Facility Fee.  The Borrower agrees to pay to the Lender on the Closing Date the Facility Fee.

2.5           Mandatory Prepayments.

(a)           If the aggregate principal amount of Loans outstanding under this Credit Facility at any time exceeds the total Maximum Loan Commitment, the Borrower shall make immediate prepayments to reduce such outstanding Loans to an amount not to exceed the Maximum Loan Commitment; provided however that this covenant shall not be deemed breached if at the time such aggregate amount exceeds this level, within four (4) Business Days after the date on which the Borrower first has knowledge of such excess, the Borrower shall make a prepayment of Loans in an amount sufficient to reduce such principal of Loans outstanding to not more than the Maximum Loan Commitment and the Lender shall apply such amount so remitted pro-rata to repayment of the then outstanding principal balance of all Loans then outstanding.  The Borrower shall not be entitled to utilize this mechanism to avoid a breachof this covenant (or the covenant in Section 2.9) more than two (2) times during any twelve-month period.

(b)           In the event (i) an Engine is sold, the Borrower shall immediately prepay in full the Loan made in respect of such Engine, or (ii) an Engine comes Off-Lease, then upon the earlier to occur of (A) the date such Engine is sold and (B) 120 days after the date such Engine comes Off-Lease, the Borrower shall repay in full the Loan made in respect of such Engine, in each case including but not limited to all unpaid interest accrued to and including the date of such payment and the then outstanding principal balance of such Loan and Break Costs, if any, but without penalty or premium.  Upon payment in full of the amounts specified in this Section 2.5(b), Lender, at the Borrower's expense, shall execute all documents provided by Borrower to release the applicable Engine and related Collateral (including, without limitation, the related Lease and all letters of credit, security deposits and similar credit enhancements provided by the lessee under the Lease) from the Lien of the Owner Trustee Mortgage and each other applicable Loan Document.

2.6           Interest.  Each Loan shall bear interest on the unpaid principal amount thereof at the LIBO Rate plus the Margin.  Interest on Loans shall be computed on the basis of actual days elapsed in a year of 360 days, and be based upon the Interest Rate Option selected by the Borrower in the relevant Request for Advance.  In respect of each Loan the Borrower shall have the right to exercise the Interest Rate Option and the Interest Rate so elected shall apply during the applicable Interest Rate Period.  The Borrower shall have the right, by written notice given to the Lender on or prior to the third Business Day prior to the expiration of each Interest Rate Period, to exercise the Interest Rate Option and thereby elect a new Interest Rate Period and LIBO Rate.  In the event the Borrower fails to exercise the Interest Rate Option, in respect of the next Interest Rate Period the Borrower shall be deemed to have exercised the same Interest Rate Option and LIBO Rate as the Borrower elected for the prior Interest Rate Period.

2.7           Blocked Account; Payments of Interest and Principal.

(a)           Blocked Account.  The Borrower shall open the Blocked Account and direct each Lessee to make all payments due under the relevant Lease (other than maintenance reserves, security deposits, if any, casualty insurance proceeds and Excluded Payments as that term is defined in each Owner Trustee Mortgage) to the Blocked Account.  The Borrower shall be responsible for and shall pay to the Bank any and all costs, fees and charges imposed or levied by the Bank in respect of the Blocked Account, and shall indemnify and hold harmless the Lender from and against any and all loss, liability, cost, damage and expense, including, without limitation, legal and accounting fees and expenses, which the Lender may sustain by virtue of its becoming a party to the Security Agreement-Blocked Account other than due to the Lender’s gross negligence or willful misconduct.  In the event the Bank terminates the Blocked Account Agreement, and provided no Event of Default or Potential Default shall have occurred and be continuing, the Borrower and the Lender shall cooperate in setting up a substitute blocked account upon terms and conditions substantially similar to those contained in the Blocked Account Agreement, and in respect of such substituted blocked account, the Borrower shall execute and deliver a substitute security agreement containing terms and conditions substantially similar to those in the Security Agreement-Blocked Account.

(b)           Payments.  On the third Business Day of each calendar month (“Payment Date”) out of the Blocked Account the Lender shall apply in payment of the Obligations amounts sufficient: (i) to reimburse the Lender for all amounts then due Lender under the Loan Documents other than interest and principal under the Loans; (ii) next to pay interest due under each Loan; and (iii) the remainder to amortize twenty-five one hundredths of one percent (0.25%) of the original principal balance of all Loans.  Provided no Event of Default or Potential Default shall have occurred and then be continuing, the Lender shall instruct the Bank to remit to the Borrower on such Payment Date any and all amounts then remaining in the Blocked Account after payment of the amounts set forth in the foregoing clauses (i), (ii) and (iii).  In the event on the first day of any calendar month there shall not be in the Blocked Account an amount at least equal to the amounts required to be paid pursuant to the preceding clauses (i), (ii) and (iii) (“the Required Monthly Minimum”), on the next Business Day after receipt of notice thereof from the Lender, the Borrower shall deposit in the Blocked Account an amount equal to the amount by which the Required Monthly Minimum exceeds the amount in the Blocked Account on such first Business Day, and the Lender shall apply such amount so deposited as provided hereinabove.

(c)           Form of Payments, Application of Payments Administration, Etc.  Subject to the provisions of Section 10.7, all payments of principal, interest, fees, or other amounts payable by the Borrower hereunder and under the other Loan Documents shall be made to the Blocked Account and shall be applied by the Lender to the Loans in accordance with Section 2.7(b).  Such payments shall be remitted in Dollars to the Blocked Account or to such other account as the Lender shall specify to the Borrower, in immediately available funds not later than 10:00 a.m. San Francisco prevailing time on the day when due.  Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall, except as otherwise provided in the definition of “Payment Period,” be extended to the next succeeding Business Day and interest and commitment fees shall continue to accrue during such extension.  The Borrower authorizes the Lender to deduct from any account of the Borrower maintained at the Lender or over which the Lender has control any amount payable under this Agreement, the Notes or any other Loan Document.  The Lender’s failure to deliver any bill, statement or invoice with respect to amounts due under this Section or under any Loan Document shall not affect the Borrower’s obligation to pay any installment of principal, interest or any other amount under this Agreement when due and payable.

2.8           Loan Maturities.  Except as provided in Section 2.5(b), each Loan shall mature at the expiration of the term of the Lease in respect of which such Loan is made (or at such earlier date as may be provided herein), as the same may be extended pursuant to the terms of such Lease,  and so long as any Loan and all other obligations of the Borrower shall not have been paid in full and fully discharged, all the terms of this Agreement shall remain in full force and effect notwithstanding termination pursuant to Section 2.1 of the Lender's obligation to make Loans.

2.9           Debt to Value Maintenance.  Until all Loans, including interest and principal thereon, have been paid in full and all other obligations of the Borrower to the Lender under the Loan Documents have been fully discharged, the aggregate outstanding principal balance of all the Loans shall at no time exceed __% of the aggregate Fair Market Value of all Eligible Engines subject to a Lien in favor of the Lender provided however that this covenant shall not be deemed breached if at the time such aggregate amount exceeds said level, within four (4) Business Days of the date the Borrower first has knowledge of such excess, the Borrower shall make a prepayment of Loans in an amount sufficient to reduce such principal of Loans outstanding to not more than __% of such Fair Market Value, and the Lender shall apply such amount so remitted pro-rata to the repayment of the then outstanding principal balance of all Loans then outstanding..  The Borrower shall not be entitled to utilize this mechanism to avoid a breach of this covenant (or the covenant in Section 2.5(a)) more than two (2) times during any twelve-month period.  In addition, without limiting the foregoing, on or prior to the one hundred twentieth (120th) day preceding each annual anniversary date of the Closing Date, the Borrower shall provide the Lender with a determination of the aggregate Fair Market Value of all such Engines (predicated on the assumption that such Engines as of the Determination Date (as defined below) are in half-time, half-life status”) as of a date not more than five (5) months prior to such annual anniversary of the Closing Date ("Determination Date").  If the aggregate outstanding principal balance of all the Loans as of the Determination Date exceed __% of the aggregate Fair Market Value of all such Engines as of the Determination Date, the Borrower shall at Lender's request, immediately remit to the Lender an amount sufficient to reduce such principal of Loans outstanding to not more than __% of such Fair Market Value and the Lender shall apply such amount so remitted pro-rata to the repayment of the then outstanding principal balance of all Loans then outstanding.*

*              This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

2.10         Voluntary Prepayments.  On one London Business Day’s notice to the Lender, the Borrower may, at any time, without penalty, at its option, prepay any Loan in whole or in part (but if in part only in multiples of $1,000,000); provided that if the Borrower shall prepay a Loan prior to the last day of a Payment Period, the Borrower shall pay to the Lender, in addition to the principal and interest then to be paid in the case of a prepayment, on such date of prepayment, such additional amounts as may be necessary to compensate the Lender for all direct and indirect costs and losses, if any, losses resulting from redeployment of prepaid funds at rates lower than the cost of such funds to the Lender, and including lost profits incurred or sustained by the Lender) as a result of such repayment (“Break Costs”).  Upon payment in full of the amounts specified in this Section 2.10, Lender, at the Borrower's expense, shall execute all documents provided by Borrower to release the applicable Engine and related Collateral (including, without limitation, the related Lease and all letters of credit, security deposits and similar credit enhancements provided by the lessee under the Lease) from the Lien of the Owner Trustee Mortgage and each other applicable Loan Document.

2.11         Payments.

(a)           Interest.  Interest on and principal of Loans shall be payable at the times and in the manner set forth in Section 2.7(b).

(b)           Net Payments.  All payments made to the Lender by the Borrower hereunder, under any Note or under any other Loan Document will be made without set-off, counterclaim or other defense and will be made without deduction or withholding for or on account of any taxes as provided in Section 2.14.

(c)           Commitment Fee.  Borrower agrees to pay to the Lender as compensation for the Maximum Loan Commitment a fee of twenty-five one hundreths of one percent (0.25%) of the average daily unused portion of the Maximum Loan Commitment (the “Commitment Fee”) for the number of days in the immediately preceding three calendar month period (except that the first such period shall be the period commencing on the Loan Closing Date and ending December 1, 2001).  The Commitment Fee shall be payable quarterly in arrears on the first day of each March, June, September and December and on the Loan Termination Date, commencing December 1, 2001.  The Borrower may, at any time on not less than three (3) days prior written notice to the Lender, terminate or permanently reduce the Maximum Loan Commitment, provided that any reduction shall be in the minimum amount of $1,000,000 or a multiple thereof and that no such reduction shall reduce the Maximum Loan Commitment to an amount less than the aggregate unpaid principal amount of all Loans then outstanding.

2.12         Change in Circumstances, Yield Protection.

(a)           Certain Regulatory Changes.  If any regulatory change or compliance by the Lender with any request made after the date of this Agreement by any regulatory authority or other central bank or fiscal, monetary or similar authority (in each case whether or not having the force of law) shall (i) impose, modify or make applicable any reserve, special deposit, premium or similar requirement or imposition against assets held by, or deposits in or for the account of, or loans made by, or any other acquisition of funds for loans or advances by, the Lender; (ii) impose on the Lender any other condition regarding the Notes; (iii) subject the Lender to, or cause the withdrawal or termination of any previously granted exemption with respect to, any tax (including any withholding tax but not including any income tax not currently causing the Lender to be subject to withholding) or any other levy, impost, duty, charge, fee or deduction on or from any payments due from the Borrower; or (iv) change the basis of taxation of payments from the Borrower to the Lender (other than by reason of a change in the method of taxation of the Lender’s net income); and the result of any of the foregoing events is to increase the cost to the Lender of making or maintaining any Loan or to reduce the amount of principal, interest or fees to be received by the Lender in respect of any Loan, the Lender will immediately so notify the Borrower.  If the Lender determines in good faith that the effects of the change resulting in such increased cost or reduced amount cannot reasonably be avoided or the cost thereof mitigated, then upon notice by the Lender to the Borrower, the Borrower shall pay to the Lender on each interest payment date of the Loans, such additional amount as shall be necessary to compensate that Bank for such increased cost or reduced amount.

(b)           Capital Adequacy.  If the Lender shall determine that any Regulation regarding capital adequacy or the adoption of any Regulation regarding capital adequacy, which Regulation is applicable to banks (or their holding companies) generally or to the Lender (or its holding company) specifically, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its holding company) with any such request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, the Borrower shall promptly pay to the Lender, upon the demand of the Lender, such additional amount or amounts as will compensate the Lender for such reduction.

(c)           Ability to Determine LIBO Rate.  If the Lender shall determine (which determination shall be, in the absence of fraud or manifest error, conclusive and binding upon all parties hereto) that by reason of abnormal circumstances affecting the interbank eurodollar or applicable eurocurrency market adequate and reasonable means do not exist for ascertaining the LIBO Rate to be applicable to the requested Loan or that eurodollar or eurocurrency funds in amounts sufficient to fund all the Loans are not obtainable on reasonable terms, the Lender shall give notice of such inability or determination by telephone to the Borrower at least two (2) Business Days prior to the date of the proposed Loan and thereupon the obligations of the Lender to make such Loan shall be excused, subject, however, to the right of the Borrower at any time thereafter to submit another request.

(d)           Yield Protection.  Determination by the Lender for purposes hereof of the effect of any Regulatory Change or other change or circumstance referred to in this Section 2.12 on its costs of making or maintaining Loans or on amounts receivable by it in respect of the Loans and of the additional amounts required to compensate the Lender in respect of any additional costs, shall be made in good faith and shall be evidenced by a certificate, signed by an officer of the Lender and delivered to the Borrower, as to the fact and amount of the increased cost incurred by or the reduced amount accruing to the Lender owing to such event or events.  Such certificate shall be prepared in reasonable detail and shall be conclusive as to the facts and amounts stated therein, absent manifest error.  The Borrower shall pay the Lender the amount shown as due at the times required herein.

(e)           Notice of Events.  The Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount or amounts then payable pursuant to this Section.

2.13         Illegality.  Notwithstanding any other provision in this Agreement, if the adoption of any applicable Regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Lender to maintain its Loan Commitment, then upon notice to the Borrower by the Lender, its Loan Commitment shall terminate.

2.14         Taxes.

(a)           Tax Gross-Up.  Notwithstanding any provision in this Agreement to the contrary, all payments made to the Lender by the Borrower hereunder, under any Note or under any Loan Document shall be made without deduction or withholding for or on account of any present or future taxes, except as required by applicable law.  If such payments are or become subject to any tax imposed by way of withholding or deduction under the applicable law of any jurisdiction, Borrower shall indemnify and hold harmless the Lender against such taxes and shall pay an additional amount to the Lender for the account of the Lender so that the net amount to be received by the Lender, after reduction by any such deduction or withholding including any reduction for taxes applicable to additional sums payable under this Section 2.14, shall be equal to the full amount that the Lender would have otherwise received absent such withholding or deduction.  Whenever any withholding taxes are paid by the Borrower, the Borrower shall promptly forward to the Lender an official receipt (or certified copy thereof) or other documentation reasonably acceptable to the Lender evidencing such payment to the relevant taxing authority.

(b)           Tax Indemnity.  Except as provided below, the Borrower shall indemnify the Lender against any loss or liability which the Lender suffers (directly or indirectly) for or on account of any tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under this Agreement.  The preceding sentence does not apply to any tax (including income taxes, taxes on profits and franchise taxes) imposed on or measure by the Lender's net income or profits under the laws of the jurisdiction or any political subdivision thereof in which (i) the Lender is incorporated or organized or in which the Lender is treated as resident for tax purposes or in which the Lender maintains a place of business or is otherwise connected (other than a connection resulting solely from the execution, delivery, or performance of this Agreement and the other Loan Documents), or (ii) the Lender's office is located in respect of amounts received or receivable in that jurisdiction.  If the Lender makes, or intends to make, a claim hereunder, it must promptly notify the Borrower if the event which will give, or has given, rise to the claim.

(c)           Other Related Tax Matters.  If the Borrower is required to pay any amount to the Lender pursuant to this Section 2.14, then the Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the reasonable judgment of the Lender is not otherwise disadvantageous to the Lender.  If the Lender is entitled to an exemption from or reduction of tax, with respect to payments under this Agreement, it shall, upon the written request of the Borrower, deliver to the Borrower at such times as reasonably requested by the Borrower in writing, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.  Notwithstanding anything therein to the contrary, the Borrower shall not be required to pay any additional amounts pursuant to this Section 2.14 with respect to taxes that are attributable to the Lender's failure to comply with the foregoing sentence.  If the Lender shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 2.14, which refund in the good faith judgment of the Lender is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Borrower, apply for such refund.  If the Lender receives a refund in respect of any amounts paid by the Borrower pursuant to this Section 2.14, which refund in the good faith judgment of the Lender is allocable to such payment, it shall promptly notify the Borrower of such refund and shall, within thirty (30) days after receipt, repay such refund to the Borrower net of all out-of-pocket expenses of the Lender; provided, however, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund.

2.15         Maintenance Reserves; Security Deposits; Insurance Proceeds.  All maintenance reserves, security deposits and proceeds of casualty insurance shall be held and applied by the Lender pursuant to and in accordance with the Owner Trustee Mortgage.

SECTION 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that on the date hereof and on each Loan Closing Date:

3.1           Organization, Standing.  It (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has the corporate power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder, and under each Loan Document to which it is a party, and (c) is qualified to do business and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2           Corporate Authority, Validity, Etc.  The making and performance of the Loan Documents to which it is a party are within its power and authority and have been duly authorized by all necessary corporate action.  The making and performance of the Loan Documents do not and under present law will not require any consent or approval not obtained of any of its shareholders, or any other Person (including, without limitation, any Governmental Authority), do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its charter or by-laws, do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject, and do not and will not give rise to any Lien upon any of its assets except the Lien in favor of the Lender contemplated hereby.  The Borrower is not in default under any agreement, lease or instrument except to the extent such default reasonably could not have a Material Adverse Effect.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Borrower of any Loan Document to which it is a party or for the validity or enforceability thereof, except any filings or registrations expressly contemplated by the Loan Documents.

3.3           Validity of Loan Documents.  The Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will have been duly executed and delivered by the Borrower and constitute legal, valid, and binding obligations of the Borrower, enforceable in accordance with their respective terms.

3.4           Litigation.  Except as disclosed in Section 3.4 of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its assets before any court, government agency, or other tribunal which if adversely determined reasonably could have a Material Adverse Effect.  If there is any disclosure on Section 3.4 of the Disclosure Schedule, the status (including the tribunal, the nature of the claim and the amount in controversy) of each such litigation matter as of the date of this Agreement is set forth in Section 3.4 of the Disclosure Schedule.

3.5           ERISA. (a) The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and, neither Borrower, nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in Section 4001 of ERISA) under which the Borrower or any ERISA Affiliate could have any withdrawal liability; (b) neither the Borrower nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived; (c) the aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan; (d) the aggregate liability of the Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect; and (e) there does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

3.6           Financial Statements.  The consolidated financial statements of Borrower as of and for the Fiscal Year ended December 31, 2000 and for the Fiscal Quarter ended June 30, 2001, in each case, consisting of a balance sheet, a statement of operations, a statement of shareholders’ equity, a statement of cash flows and except for the Fiscal Quarter Statement accompanying footnotes furnished to the Lender in connection herewith, present fairly, in all material respects, the financial position, results of operations and operating statistics of the Borrower as of the dates and for the periods referred to, in conformity with GAAP.  Except as set forth on Section 3.6 of the Disclosure Schedule, there are no material liabilities, fixed or contingent, which are not reflected in such financial statements, the accompanying footnotes, or the Borrower’s Form 10K filed for the period ended December 31, 2000 or the Borrower's Form 10Q filed for the period ended June 30, 2001, other than liabilities which are not required to be reflected in such financial statements.

3.7           No Material Adverse Change.  Since June 30, 2001, there has been no Material Adverse Change.

3.8           Not in Default, Judgments, Etc.  No Event of Default or Potential Default under any Loan Document has occurred and is continuing.  The Borrower has satisfied all judgments (other than judgments which do not constitute an Event of Default under Section 8.1(g)), and is not in default under any order, writ, injunction, or decree of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board bureau, agency, or instrumentality, domestic or foreign.

3.9           Taxes.  The Borrower has filed all federal, state, local and foreign tax returns and reports which it is required by law to file and as to which its failure to file would have a Material Adverse Effect, and has paid all taxes, including wage taxes, assessments, withholdings and other governmental charges which are presently due and payable, other than those being contested in good faith by appropriate proceedings, if any, and disclosed on Section 3.9 of the Disclosure Schedule.  The tax charges, accruals and reserves on the books of the Borrower are adequate to pay all such taxes that have accrued but are not presently due and payable.

3.10         Permits, Licenses, Etc.  The Borrower possesses all permits, licenses, franchises, trademarks, trade names, copyrights and patents necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where the failure to possess the same would not have a Material Adverse Effect.

3.11         No Materially Adverse Contracts, Etc.  The Borrower is not subject to any charter, corporate or (to the best of its knowledge) other legal restriction, or any judgment, decree, order, or (to the best of its knowledge) rule or regulation which in the judgment of its directors or officers has or is expected in the future to have a Material Adverse Effect.  The Borrower is not a party to any contract or agreement which in the judgment of its directors or officers has or is expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves.

3.12         Compliance with Laws, Etc.  The Borrower is in compliance in all material respects with all Regulations applicable to its business (including obtaining all authorizations, consents, approvals, orders, licenses, exemptions from, and making all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality), the noncompliance with which reasonably would likely have a Material Adverse Effect.

3.13         Solvency.  The Borrower is, and after giving effect to the transactions contemplated hereby, will be, Solvent.

3.14         Use of Proceeds.  The Borrower will use the proceeds of any Loan to be made pursuant hereto for the purchase, financing and refinancing of Engines.

3.15         Depreciation Policies.  The Borrower’s depreciation policies with respect to the Engines are as set forth on Exhibit G.  These policies have been in effect substantially without change since January 1, 1997.

3.16         Disclosure Generally.  The representations and statements made by the Borrower or on its behalf in connection with this Agreement and the Loans, including representations and statements in each of the Loan Documents, do not and will not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading.  No written information, exhibit, report, brochure or financial statement furnished by the Borrower to the Lender in connection with this Agreement, the Loans or any Loan Document contains or will contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  Notwithstanding anything to the contrary in this Agreement, the Disclosure Schedule to this Agreement shall be promptly updated by the Borrower whenever necessary to reflect events that have occurred which would make the latest information contained therein delivered by the Borrower to the Lender inaccurate or misleading; provided, however, that no updating of any such Disclosure Schedule shall operate to:  (i) cure a breach of a representation or warranty previously made by the Borrower; (ii) modify any of the covenants or obligations of the Borrower under this Agreement or any other Loan Document (including any affirmative covenants, negative covenants or financial covenants); (iii) prevent the occurrence of the disclosed event from constituting a Potential Default or Event of Default if the occurrence of such event otherwise constitutes a Potential Default or Event of Default under this Agreement or any other Loan Document; or (iv) expand the definition of “Permitted Liens” allowed under this Agreement.

SECTION 4

CONDITIONS PRECEDENT

4.1           Conditions to the Effectiveness of the Agreement.  The effectiveness of this Agreement is conditioned upon the following:

(a)           Due Execution.  This Agreement shall be executed and delivered by the Borrower and the Lender and shall be in full force and effect.

(b)           Facility Fee.  The Borrower shall have paid to Lender the applicable Facility Fee.

(c)           Opinion.  The Lender shall have received a favorable written legal opinion from counsel to the Borrower dated the Closing Date in form and substance and from counsel satisfactory to the Lender, which shall be addressed to the Lender, with respect to the due authorization, execution, and delivery by the Borrower of this Agreement, the enforceability of this Agreement against the Borrower, and such other matters as the Lender shall reasonably request.

(d)           Other Documents and Information.  The Lender shall have received copies of all other documents and information as it shall have reasonably requested, each in form and substance satisfactory to the Lender.

4.2           All Loans.  The obligation of the Lender to make any Loan is conditioned upon the following:

(a)           Articles, Bylaws.  The Lender shall have received copies of the Articles or Certificate of Incorporation and Bylaws of the Borrower certified by its corporate secretary or secretary, together with Certificate of Good Standing from any jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           Evidence of Authorization.  The Lender shall have received copies certified by the Secretary or Assistant Secretary of the Borrower of all corporate or other action taken by Borrower to authorize its execution and delivery and performance of the Loan Documents and to authorize the Loans

(c)           Incumbency.  The Lender shall have received a certificate signed by the secretary or assistant secretary of the Borrower, together with the true signature of the officer or officers authorized to execute and deliver the Loan Documents and certificates thereunder, upon which the Lender shall be entitled to rely conclusively until they shall have received a further certificate of the secretary or assistant secretary of the Borrower amending the prior certificate and submitting the signature of the officer or officers named in the new certificate as being authorized to execute and deliver the Loan Documents and certificates thereunder.

(d)           Consents.  The Borrower shall have provided to the Lender evidence satisfactory to the Lender that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect.

(e)           Blocked Account.  The Borrower shall have opened the Blocked Account and have delivered to the Lender the Blocked Account Agreement executed by the Borrower and the Bank and the Security Agreement-Blocked Account, executed by the Borrower.

(f)            Owner Trustee Documents.  The Lender shall have received (i) a copy of the resolutions of the Board of Directors of the Owner Trustee, in its individual capacity, certified by the Secretary or an Assistant Secretary of the Owner Trustee, duly authorizing the execution, delivery and performance by the Owner Trustee of each of the Loan Documents to which the Owner Trustee is or will be a party and (ii) an incumbency certificate of Owner Trustee, as to the persons authorized to execute and deliver the Loan Documents to which it is or will be a party and the signatures of such person or persons.

(g)           Opinions.  The Lender shall have received a favorable written legal opinion from counsel to the Borrower dated each Loan Closing Date in form and substance and from counsel satisfactory to the Lender, which shall be addressed to the Borrower, with respect to the due authorization, execution, delivery and enforceability by the Lender of each of the Loan Documents to which the Borrower is a party, the enforceability of such Loan Documents against the Borrower, and as to such other matters as the Lender shall reasonably request; provided in respect of each Loan Closing Date after the initial Loan Closing Date, the Borrower may satisfy the requirements of this clause (g) by providing the Lender with a letter of counsel having rendered the opinion to the effect that the Borrower may rely on such opinion on such Loan Closing Date.

(h)           Other Agreements.  The Borrower and each Owner Trustee as applicable shall have executed and delivered to each other the other Loan Documents required hereunder.

(i)            Other Fees, Expenses.  The Borrower shall simultaneously pay or shall have paid all fees (in addition to those described in Section 4.1(b)) and expenses, if any, due hereunder or under any other Loan Document.

(j)            Request For Advance.  The Borrower shall have delivered and the Lender shall have received a Request for Advance for such Loan, in such form as the Lender may request from time to time.

(k)           Loan Documents.  The Borrower shall have delivered to the Lender and the Lender shall have received:

(i)            a fully executed counterpart of the relevant Purchase Agreement, if available to the Borrower;

(ii)           the fully executed chattel paper counterpart of the relevant Lease;

(iii)          a counterpart of the relevant Owner Trustee Mortgage, executed by the relevant Owner Trustee;

(iv)          a counterpart of the relevant Beneficial Interest Pledge Agreement, executed by the Borrower;

(v)           a Note in the principal amount of the relevant Loan, executed by the Borrower;

(vi)          a Consent and Agreement, executed by the relevant Lessee and the relevant Owner Trustee;

(vii)         if the lessee’s domicile or principal location is a non-U.S. jurisdiction, evidence in form and substance reasonably satisfactory to Lender that such domicile or principal location is excluded from the definition of “Nonrecognition of Rights Jurisdictions” under clause (a) or (b) thereof.

(l)            Lease and Purchase Documents.  To the extent available to the Borrower, with respect to each Lease and Purchase Agreement, the Lender shall have received copies of all documents the delivery of which is provided for therein as a condition precedent to the effectiveness thereof.

(m)          Covenants; Representations.  The Borrower and each Owner Trustee shall be in compliance with all covenants, agreements and conditions in each Lease Document and each Purchase Document, and each representation and warranty contained in each Loan Document and made by the Borrower or an Owner Trustee shall be true in all material respects with the same effect as if such representation or warranty had been made on the date such Loan is made or issued, except to the extent such representation or warranty relates to a specific prior date.

(n)           Compliance Certificate.  The Lender shall have received from the Borrower a Compliance Certificate to the effect that (a) since the date of the Borrower's most recently published financial statements there has been no Material Adverse Change, (b) each of the representations of the Borrower and the Owner Trustee in each Loan Document to which it is a party are true and correct in all material respects (other than Loan representations made as of and relevant only to a specific date) and (c) no Event of Default or Potential Default has occurred and is continuing.

(o)           Material Adverse Change.  Since the date of the most recent financial statements of the Borrower, there shall not have been any Material Adverse Change.

(p)           Legal Opinions.  The Lender shall have received a favorable legal opinion (i) from counsel to the Owner Trustee dated the Loan Closing Date in form and substance satisfactory, and from counsel reasonably acceptable, to the Lender with respect to the due authorization and delivery by the Owner Trustee of the Loan Documents to which it is a party, the enforceability thereof, the Lien created thereby and as to such other matters as the Lender shall reasonably request, and (ii) from McAfee & Taft, special FAA counsel, as to the Owner Trustee Mortgage and such other matters as the Lender shall reasonably request.

(q)           Insurance.  Evidence, in form and scope satisfactory to the Lender, of the insurance required by Section 3.06 of the relevant Owner Trustee Mortgage, provided the Borrower shall have the right to defer delivery thereof for a period of up to 30 days from the Loan Closing Date.

(r)            Documents.  The Lender shall have received all certificates, instruments and other documents then required to be delivered to the Lender pursuant to any Loan Document, in each instance in form and substance reasonably satisfactory to it.

(s)           Security Interest.  The Borrower shall furnish evidence satisfactory to the Lender that the Lender holds a perfected, first-priority lien against all Collateral which is the subject of such Loan, subject to the proviso set forth in Section 9.1 and the exceptions contained in Section 8.1 or in any other Loan Document.

(t)            Financial Statements.  The Lender shall have received the most recently published financial statements of the Willis Companies, including balance sheets, income and cash-flow statements, audited by independent public accountants of recognized national standing, and prepared in conformity with GAAP.

(u)           Litigation.  There shall be no actions, suits, investigations or proceedings pending or threatened in any court or before any arbitrator or Governmental Authority that could have a Material Adverse Effect.

(v)           Other Fees, Expenses.  The Borrower shall simultaneously pay or shall have paid all fees and expenses, if any, due hereunder or under any other Loan Document.

(w)          Other Documents.  The Lender shall have received such other certificates, documents and opinions as the Lender shall reasonably request.

SECTION 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, without the prior written consent of the Lender, from and after the date hereof and so long as the Loan Commitment is in effect or any Obligation remains unpaid or outstanding, it will:

5.1           Financial Statements and Reports.  Furnish to the Lender the following financial information:

(a)           Annual Statements.  No later than ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of the Willis Companies as of the end of such year and the prior year in comparative form, and related statements of operations, shareholders’ equity and cash flows for such Fiscal Year and the prior Fiscal Year in comparative form.  The financial statements shall be in reasonable detail with appropriate notes, and shall be prepared in accordance with GAAP.  The consolidated annual financial statements shall be certified (without any qualification or exception) by KPMG LLP or other independent public accountants reasonably acceptable to the Lender.  Such financial statements shall be accompanied by a report of such independent certified public accountants stating that, in the opinion of such accountants, such financial statements present fairly, in all material respects, the financial position, the results of operations and the cash flows of the Willis Companies for the period then ended in conformity with GAAP, except for inconsistencies resulting from changes in accounting principles and methods agreed to by such accountants and specified in such report, and that, in the case of such financial statements, the examination by such accountants of such financial statements has been made in accordance with generally accepted auditing standards and accordingly included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made, as well as evaluating the overall financial statement presentation.  Each financial statement provided under this subsection (a) shall be accompanied by a certificate signed by such accountants either stating that during the course of their examination nothing came to their attention which would cause them to believe that any event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event.  In addition to the annual financial statements, the Borrower shall, promptly upon receipt thereof, furnish to the Lender a copy of the portion of each other report or management letter submitted to its board of directors by its independent accountants in connection with any annual, interim or special audit made by them of the financial records of the Borrower in which the Borrower’s accountants give any comment critical of the valuation of, or controls or procedures related to, the Collateral.

(b)           Quarterly Statements.  No later than forty-five (45) calendar days after the end of each Fiscal Quarter of each Fiscal Year except for the Fiscal Quarter ending on December 31, the consolidated and consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of the Willis Companies for such quarterly period and for the period from the beginning of such fiscal year to the end of such Fiscal Quarter and a corresponding financial statement for the same periods in the preceding Fiscal Year certified by the chief financial officer, chief administrative officer or  chief executive officer of the Willis Companies as having been prepared in accordance with GAAP (subject to changes resulting from audits, year-end adjustments and the absence of footnotes).  Such quarterly statement shall be accompanied by a Compliance Certificate in the form attached hereto as Exhibit B or such other form as the Lender shall reasonably request.

(c)           No Default.  Within forty-five (45) calendar days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within ninety (90) calendar days after the end of each Fiscal Year, a certificate signed by the chief financial officer, chief administrative officer or chief executive officer of the Willis Companies certifying that, to the best of such officer’s knowledge, after due inquiry, (i) the Borrower has complied with all covenants, agreements and conditions in each Loan Document and that each representation and warranty contained in each Loan Document is true and correct with the same effect as though each such representation and warranty had been made on the date of such certificate (except (A) to the extent such representation or warranty relates to a specific prior date, or (B) to the extent that any events have occurred that require a change to the Disclosure Schedule, in which case an updated Disclosure Schedule will be delivered by the Borrower in accordance with the requirements of Section 3.16 hereof, in which case the representation shall be updated by the Borrower to reflect any changes occurring since that prior date, and (ii) no event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event and the remedial steps being taken by the Borrower, as applicable.

(d)           ERISA.  All reports and forms filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details of related information of a Reportable Event, promptly following each filing.

(e)           Material Changes.  Notification to the Lender of any litigation, administrative proceeding, investigation, business development, or change in financial condition which could reasonably have a Material Adverse Effect, promptly following its discovery.

(f)            Other Information.  Promptly, upon request by the Lender from time to time (which may be on a monthly or other basis), the Borrower shall provide such other information and reports regarding its operations, business affairs, prospects and financial condition as the Lender may reasonably request.

(g)           Annual Compliance Report.  As soon as practicable and in any event within 90 days after the end of each fiscal year, the Borrower shall deliver to the Lender a Compliance Certificate.

(h)           Maintenance of Current Depreciation Policies.  The Borrower shall maintain its method of depreciating its assets substantially consistent with past practices as set forth in Exhibit G and will promptly notify the  Lender of any deviation from such practices.

5.2           Corporate Existence.  Preserve its corporate existence and all material franchises, licenses, patents, copyrights, trademarks and trade names consistent with good business practice; and maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.3           ERISA.  Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of the Borrower or any ERISA Affiliate; do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); not permit any event to occur as described in Section 4042 of ERISA or which may result in the imposition of a lien on its properties or assets; notify the  Lender in writing promptly after it has come to the attention of senior management of the Borrower of the assertion or threat of any Reportable Event or other event described in Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC’s ability to assert a material liability against the Borrower or impose a lien on its, or any ERISA Affiliates’, properties or assets; and refrain from engaging in any Prohibited Transactions or actions causing possible liability under Section 5.02 of ERISA.

5.4           Compliance with Regulations.  Comply in all material respects with all Regulations applicable to its business, the noncompliance with which reasonably could have a Material Adverse Effect.

5.5           Conduct of Business; Permits and Approvals, Compliance with Laws.  Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business.

5.6           Maintenance of Properties.  Maintain or cause to be maintained in good repair, working order and condition all properties used or useful in its business and make all reasonable and necessary renewals, replacements, additions, betterments and improvements thereof and thereto, so that the business carried on in connection therewith may be conducted in the ordinary course at all times.

5.7           Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks (including but not limited to coverage for aviation war risk liabilities) as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.8           Payment of Taxes, Etc.  Promptly pay and discharge (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; and (b) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies the Lender of its intention to do so, it shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default or a Potential Default hereunder and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

5.9           Notice of Events.  Promptly upon discovery of any of the following events, provide telephone notice to the Lender (confirmed within three (3) calendar days by written notice from the Borrower to the Lender) describing the event and all action the Borrower proposes to take with respect thereto:

(a)           an Event of Default or Potential Default under this Agreement or any other Loan Document;

(b)           any default or event of default under a contract or contracts and the default or event of default involves payments by the Borrower in an aggregate amount equal to or in excess of $3,000,000;

(c)           a default or event of default under or as defined in any evidence of or agreements for Indebtedness for Borrowed Money under which the Borrower’s liability is equal to or in excess of $3,000,000, singularly or in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to the Borrower or to declare or to cause any such indebtedness to be accelerated or payable before it would otherwise be due;

(d)           the institution of, any material adverse determination in, or the entry of any default judgment or order or stipulated judgment or order in, any suit, action, arbitration, administrative proceeding, criminal prosecution or governmental investigation against the Borrower in which the amount in controversy is in excess of $3,000,000, singularly or in the aggregate;

(e)           any change in any Regulation, including, without limitation, changes in tax laws and regulations, which would have a Material Adverse Effect; or

(f)            any “Event of Default” (as defined in the Other Facility Agreement) under the Other Facility Agreement.

5.10         Inspection Rights.  At any time during regular business hours and upon reasonable notice permit the Lender or any authorized officer, employee, agent, or representative of the Lender (a) to discuss the affairs, finances, and accounts of the Borrower with its Chairman, President, any executive vice president, its chief financial officer, treasurer, controller or independent accountants or (b) subject to the terms of the relevant Lease to inspect an Engine and its Engine Records and make such copies thereof as the Lender may elect.  In conducting each such inspection, visit or discussion (each an “inspection”), the Lender and each of its officers, employees, agents and representatives shall take all reasonable action to minimize any disruption to the normal operations of the Borrower and the relevant Lessee. If no Event of Default or Potential Default shall be in existence, the Lender in respect of each Engine and otherwise generally, shall limit such inspection of each of the foregoing to once each calendar year.  If an inspection shall be made during the continuance of a Potential Default or an Event of Default, the Borrower shall reimburse the Lender for its reasonable out-of-pocket expense of such inspection.  If an inspection shall be made when no Event of Default or Potential Default shall be in existence, the Borrower shall reimburse the Lender for its reasonable out-of-pocket expense of such inspection up to $5,000 in the aggregate; any expenses incurred by the Lender in excess of such amount shall be for the Lender’s account.  At all times, it is understood and agreed by the Borrower that all expenses in connection with any such inspection which may be incurred by the Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by the Borrower and shall not be expenses of the Lender.

5.11         Generally Accepted Accounting Principles.  Maintain books and records at all times in accordance with Generally Accepted Accounting Principles.

5.12         Compliance with Material Contracts.  Comply in all material respects with all obligations, terms, conditions and covenants, as applicable, in all instruments and agreements to which it is a party or by which it is bound, including but not limited to any Lease which has been assigned to the Lender, or any of its properties is affected and in respect of which the failure to comply reasonably could have a Material Adverse Effect.

5.13         Use of Proceeds.  Use the proceeds of any Loan to be made pursuant hereto for the purchase or refinancing of Engines as contemplated herein.

5.14         Further Assurances.  Do such further acts and things and execute and deliver to the Lender such additional assignments, agreements, powers and instruments, as the Lender may reasonably require or reasonably deem advisable, to carry into effect the purposes of this Agreement or to better assure and confirm unto the Lender its rights, powers and remedies hereunder.

5.15         Placards.  Subject only to restrictions contained in the Lease, require each lessee under such Lease relating to each Eligible Engine to affix to and maintain on such Eligible Engine subject to such Lease a placard satisfactory to the Lender bearing an inscription substantially in the form of “THIS ENGINE IS OWNED BY WILLIS LEASE FINANCE CORPORATION OR AN AFFILIATE, AND IS SUBJECT TO A FIRST PRIORITY SECURITY INTEREST IN FAVOR OF ONE OR MORE FINANCIAL INSTITUTIONS”, or such other inscription as the Lender from time to time may reasonably request.

5.16         Lease Event of Default.  If a Lease Event of Default shall occur under an Eligible Lease, Lender shall have the right to require the Borrower to prepay, and the Borrower shall prepay, on a date no later than 180 days from the date of the Lender’s request for such prepayment, the entire then outstanding principal of the relevant Loan, together with interest thereon and all other amounts due the Lender under the Loan Documents to the extent they relate to such relevant Loan (including, but not limited to, Break Costs); provided, however, in respect of any Eligible Lease the Borrower shall have the right to cure two such Lease Events of Default before the Lender shall have the right to require the prepayment provided for herein.

5.17         Special Indemnification.  If, pursuant to Section 13 of the Blocked Account Agreement, the Lender is required to indemnify the Bank, the Borrower, immediately upon receipt of request from the Lender therefor, shall reimburse the Lender for all amounts paid or required to be paid by the Lender to the Bank pursuant to such Section 13, unless due to the Lender’s gross negligence or willful misconduct.

SECTION 6

NEGATIVE COVENANTS

The Borrower covenants and agrees that, without the prior written consent of the Lender, from and after the date hereof and so long as any Loan Commitment is in effect or any Obligation remains unpaid or outstanding, it will not:

6.1           Consolidation and Merger.  Without the consent of the Lender which shall not be unreasonably withheld or delayed, merge or consolidate with or into any corporation except, if (a) no Potential Default or Event of Default shall have occurred and be continuing either immediately prior to or upon the consummation of such transaction, and (b) the Borrower is the surviving entity.  The Borrower will promptly notify the  Lender of any merger or consolidation involving the Borrower.

6.2           Liens.  Create, assume or permit to exist any Lien on the Collateral, whether now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens, or allow or permit to exist any Lien (other than Permitted Liens) on any Collateral owned by an Owner Trustee.  Without limiting the foregoing, the Borrower, at the Borrower’s expense, shall, or shall cause the relevant Owner Trustee to, promptly discharge any such Lien, except Permitted Liens.

6.3           Margin Stock.  Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended from time to time.

6.4           Transfer of Assets; Nature of Business.  The Borrower and its Restricted Subsidiaries may not sell, transfer, lease or dispose of assets constituting in the aggregate more than twenty percent (20%) of the net book value of their combined assets during any twelve-month period without the prior written consent of the Lender, such consent not to be unreasonably withheld.  Notwithstanding the above:  (a) the Borrower may or may cause an Owner Trustee to lease engines and other equipment in the ordinary course of business, (b) the Borrower may or may cause an Owner Trustee to sell, transfer or otherwise dispose of engines and other equipment subject to a lease (including, without limitation, related assets such as security deposits and maintenance reserves, as applicable), or assign a Beneficial Interest, in the ordinary course of business, for its then fair market value; (c) the Borrower may or may cause an Owner Trustee to sell, transfer or otherwise dispose of engines and other equipment that are declared a total loss or destroyed or that suffer damage that is not economically repairable (or assign any Beneficial Interest relating to any such engine or item of equipment), for their then fair market value; (d) the Borrower may or may cause an Owner Trustee to sell, transfer, assign, lease, re-lease or otherwise dispose of any engine or any other item of equipment with respect to which the relevant lease has expired or is expiring (or assign any Beneficial Interest relating to any such engine or such item) if such sale or disposition is in the ordinary course of its business, for its then fair market value; (e) the Borrower may or may cause an Owner Trustee to transfer Contributed Assets (as such term is defined in the Contribution Agreement) or similar assets to WLFC Funding Corporation or to any other Subsidiary of the Borrower (in each case as such term is defined in any other contribution or similar agreement entered into in connection with a similar securitization transaction); (f) the Borrower may or may cause an Owner Trustee to transfer engines or other equipment in connection with non-recourse or partial recourse financing of leases and related engines and other equipment; (g) the Borrower may or may cause an Owner Trustee to sell Parts to non-Affiliates of the Borrower in the ordinary course of business; and (h) the Borrower may or may cause an Owner Trustee to sell engines, other equipment, leases or related assets (or assign any Beneficial Interest related thereto) to a Restricted Subsidiary for not less than their net book value at the time of transfer.  The Borrower may not discontinue, liquidate or change in any material respect any substantial part of its operations or business.

6.5           Accounting Change.  Without the prior written approval of the Lender, make or permit any material change in financial accounting policies or financial reporting practices, except as required by Generally Accepted Accounting Principles or regulations of the Securities and Exchange Commission, if applicable.  Notwithstanding the foregoing, without the prior written approval of the Lender, the Borrower shall not make or permit any material change in financial accounting policies or financial reporting practices as they relate to, or in connection with, any current or future securitizations, except as required by GAAP or regulations of the Securities and Exchange Commission, if applicable (and in such case, the Borrower shall promptly notify the Lender of the need for such change).

6.6           Transactions with Affiliates of the Borrower.  Enter into any material transaction (including, without limitation, the purchase, sale or exchange of property, the rendering of any services or the payment of management fees) with any Affiliate of the Borrower, except transactions in the ordinary course of, and pursuant to the reasonable requirements of, its business, and in good faith and upon commercially reasonable terms and except for transactions with any member of the SwissAir Group and except for securitization transactions contemplated by the WLFC Funding Facility and any similar securitization transactions entered into from time to time by Subsidiaries of the Borrower.

6.7           Restricted Payments.

(a)           Make or pay any redemptions, repurchases, dividends or distributions of any kind with respect to its capital stock.

(b)           Redeem or prepay any Debt other than under this Credit Facility provided, however, that the Borrower shall be permitted to redeem, prepay, or refinance Debt if such redemption, prepayment, or refinancing (i) is in the ordinary course of the Borrower’s business, and (ii) no Potential Default or Event of Default exists prior to or after such refinancing.

6.8           Restriction on Amendment of this Agreement.  Enter into or otherwise become subject to or suffer to exist any agreement which would require it to obtain the consent of any other Person as a condition to the ability of the  Lender and the Borrower to amend or otherwise modify this Agreement.

6.9           Change of Incorporation.  Reincorporate (or otherwise reorganize) under the laws of a jurisdiction other than Delaware.

SECTION 7

FINANCIAL COVENANTS

The Borrower covenants and agrees that, without the prior written consent of the Lender, from and after the date hereof and so long as any Loan Commitment is in effect or any Obligation remains unpaid or outstanding:

7.1           No Losses.  From and after the Closing Date, the Willis Companies shall not at any time suffer a net loss for *.

7.2           Minimum Tangible Net Worth.  Tangible Net Worth of the Willis Companies will not at any time be less than the sum of:  (i) $__________, plus (ii) if positive, ___% of the cumulative Net Income of the Willis Companies for each fiscal quarter earned from and after the Closing Date (without any deduction for net losses for any fiscal quarter); plus (iii) ___% of the net proceeds received by Borrower from the issuance of common stock or preferred stock of Borrower after January 1, 2001.*

*              This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

7.3           Leverage Ratio.  From and after the Closing Date, the Leverage Ratio will not exceed ________ as of the end of any Fiscal Quarter.*

7.4           Adjusted Total Debt to Adjusted Tangible Net Worth.  From and after the Closing Date, as of the end of any Fiscal Quarter, the ratio of (a) Adjusted Total Debt to Adjusted Tangible Net Worth will not exceed ________.*

7.5           Minimum Interest Coverage Ratio.  From and after the Closing Date, the Interest Coverage Ratio of the Willis Companies (measured at the end of each Fiscal Quarter on a rolling four-quarter basis) will not be less than ________.*

7.6           Investments in Unrestricted Subsidiaries.  From and after the Closing Date, except for Borrower's investment in WLFC Funding Corporation or any other Subsidiary of Borrower established to facilitate securitizations, the Borrower will not make or maintain any Investments in Unrestricted Subsidiaries which exceed in the aggregate fifteen percent (15%) of Net Worth of the Borrower.

SECTION 8

DEFAULT

8.1           Events of Default.  The Borrower shall be in default if any one or more of the following events (each an “Event of Default”) occurs:

(a)           Payments.  The Borrower fails to pay the principal due on any Note when due and payable (whether at maturity, by notice of intention to prepay, or otherwise); or fails to pay interest or any other amount payable hereunder or under any other Loan Document within three Business Days after the date such interest or other amount is due and payable.

(b)           Covenants.  The Borrower or any Owner Trustee, as applicable, fails to observe or perform:  (i) any term, condition or covenant set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(g) or 5.1(h), Section 5.2, Section 5.7, Section 5.9, Section 5.10, Section 5.14, Sections 6.1 through 6.9 or Sections 7.1 through 7.6 herein, as and when required; or (ii) any term, condition or covenant contained in this Agreement or any other Loan Document, other than any Event of Default set forth in any other subsection of this Section 8.1, and other than as set forth in (i) above, as and when required and such failure shall continue unremedied for a period of 10 Business Days after the earlier of (1) actual knowledge of any executive officer of the Borrower or (2) written notice thereof by the Lender to the Borrower.

(c)           Owner Trustee Mortgage.  There shall occur an Event of Default (as that term is defined in the Owner Trustee Mortgage), and such Event of Default shall not have been cured within a period of 10 Business Days after the earlier of (1) actual knowledge of any executive officer of the Borrower or (2) written notice thereof from the Lender to the Borrower.

*              This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

(d)           Representations, Warranties.  Any representation or warranty made or deemed to be made by the Borrower or any Owner Trustee in its capacity as such, as applicable, herein or in any Loan Document or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made or deemed to have been made.

(e)           Bankruptcy.  The Borrower or any Owner Trustee in its capacity as such is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of sixty (60) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Borrower or any Owner Trustee in its capacity as such or any substantial part of its property is appointed, or if any such receivership or trusteeship continues undischarged for a period of sixty (60) days.

(f)            Certain Other Defaults.  The Borrower or any Restricted Subsidiary shall fail to pay when due any Indebtedness for Borrowed Money which singularly or in the aggregate exceeds $3,000,000, and such failure shall continue beyond any applicable cure period, or the Borrower or a Restricted Subsidiary shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any agreement or document relating to Indebtedness for Borrowed Money which singularly or in the aggregate exceeds $3,000,000 if the effect of such default is to permit, with the giving of notice or passage of time or both, the holders thereof, or any trustee or agent for said holders, to terminate or suspend any commitment (which is equal to or in excess of $3,000,000) to lend money or to cause or declare any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable, provided that during any applicable cure period the Lender’s obligations hereunder to make further Loans shall be suspended.

(g)           Judgments.  Any judgments against the Borrower or any Owner Trustee in its capacity as such against the assets of the Borrower or any Owner Trustee in its capacity as such or property for amounts in excess of $3,000,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days.

(h)           Attachments.  Any assets of the Borrower or the Trust Estate shall be subject to attachments, levies garnishments for amounts in excess of $3,000,000 in the aggregate which have not been dissolved or satisfied within twenty (20) days after service of notice thereof to the Borrower.

(i)            Change in Control of the Borrower.  Any Change of Control of the Borrower should occur.

(j)            Security Interests.  Any security interest created pursuant to any Loan Document shall cease to be in full force and effect or shall cease in any material respect to give the Lender the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected first security interest in, and Lien on, all of the Collateral, but subject, in the case of any Lease to a lessee domiciled or principally located in a non U.S. jurisdiction, to the proviso set forth in Section 9.1) superior to and prior to the rights of all third Persons, and subject to no other Liens (except as permitted by Section 6.2 and, insofar as the issue of accession may be deemed to affect such rights or to create any such Lien, except to the extent that the lessee (or, in the case of a Lease to WLFC (Ireland) Limited, the sublessee) of the Collateral is domiciled or principally located in a jurisdiction that satisfies one of the criteria for exclusion from the definition of “Nonrecognition of Rights Jurisdictions”).

THEN and in every such event other than that specified in Section 8.1(e), the Lender may immediately terminate the Maximum Loan Commitment by notice in writing to the Borrower and immediately declare any and all Notes, including without limitation accrued interest, and all other obligations to be, and they shall thereupon forthwith become, due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower; provided however in the event of the occurrence of an Event of Default of the kind specified in Section 8.1(c), Lender may only immediately terminate the Loan with respect to such Engine by notice in writing to the Borrower and immediately declare any corresponding Note, including without limitation accrued interest, to be, and it shall thereupon forthwith become, due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower.  Upon the occurrence of any event specified in Section 8.1(e), the Maximum Loan Commitment shall automatically terminate and the Notes, including without limitation accrued interest, and all other Obligations, shall immediately be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.  Any date on which the Notes and such other Obligations are declared due and payable pursuant to this Section 8.1 shall be the Loan Termination Date for purposes of this Agreement.  From and after the date an Event of Default shall have occurred and for so long as an Event of Default shall be continuing, the Loans shall bear interest at the Default Rate.

SECTION 9

COLLATERAL

9.1           Collateral.  Except as otherwise specifically set forth herein (including but not limited to the exceptions contained in Section 8.1(j)) or in any other Loan Document, the Borrower covenants and agrees that any Obligations made and outstanding and their repayment at all times shall be secured by a first priority perfected security interest in all of the Collateral; provided that, Borrower shall not be required to take any additional steps to create or perfect any security interest in any Lease or Engine under the laws of any jurisdiction outside the United States of America.

9.2           Security Documents.  In respect of each Loan, as security for the punctual payment in full of the related Note (including all payments of principal, and interest and other costs contemplated hereby) the Borrower shall execute, or shall cause the Owner Trustee to execute, and deliver to the Lender the relevant Owner Trustee Mortgage and Beneficial Interest Pledge Agreement and such other documents as may be necessary to constitute and evidence and perfect a security interest in the Collateral.

9.3           Release of Collateral.  The Borrower shall be entitled to remove and request the Lender to release certain items of Collateral in accordance with the provisions of Section 22 of the applicable Beneficial Pledge Agreement and Section 8.09 of the applicable Owner Trustee Mortgage.  The Lender will cooperate with the Borrower in effecting any such release.

SECTION 10

MISCELLANEOUS

10.1         Waiver.  No failure or delay on the part of the Lender or any holder of any Note in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under any Loan Document.  The remedies provided under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

10.2         Amendments.  No amendment, modification, termination, renewal or waiver of any Loan Document or any provision thereof nor any consent to any departure by the Borrower therefrom shall be effective unless the same shall have been approved in writing by the Lender.

10.3         GOVERNING LAW.  THE LOAN DOCUMENTS AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO NEW YORK OR FEDERAL PRINCIPLES OF CONFLICT OF LAWS.

10.4         Participations and Assignments.  The Borrower hereby acknowledges and agrees that so long as the Lender is not in default of its obligations under this Agreement, the Lender may at any time:  (a) grant participations in all or any portion of its Loan Commitment or any portion of its Note(s) or of its right, title and interest therein or in or to this Agreement (collectively, “Participations”) to any other lending office of the Lender or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations (“Participants”); provided, however, that:  (i) all amounts payable by the Borrower hereunder shall be determined as if the Lender had not granted such Participation; (ii) the Lender shall act as agent for all Participants; and (iii) any agreement pursuant to which the Lender may grant a Participation:  (x) shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; and (y) shall not relieve the Lender from its obligations, which shall remain absolute, to make Loans hereunder; and (b) assign to any third party any of its Loans and its Loan Commitment. Upon execution and delivery by the assignee to the Borrower of an instrument in writing pursuant to which such assignee agrees to become a “Lender” hereunder having the Loan Commitment and Loans specified in such instrument, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower), the obligations, rights and benefits of the Lender hereunder holding the Loan Commitment and Loans (or portions thereof) assigned to it, and the Lender shall, to the extent of such assignment, be released from the Loan Commitment (or portion(s) thereof) so assigned.  Notwithstanding anything to the contrary in this Section 10.4, unless a Potential Default or an Event of Default then exists, Lender shall not be entitled to grant Participations or assign any of its Loans or its Loan Commitment to any grantee or assignee if at the time of such proposed Participation or assignment (1) the grantee or the assignee or any affiliate thereof is a bank or financial institution identified on Schedule 10.4 attached hereto, (2) the grantee or the assignee or any of its affiliates is engaged in the business of leasing airplanes, airplane engines or parts to third parties, or (3) the grantee or the assignee or any of its affiliates has a lending relationship with any person engaged in the business of leasing airplanes, airplane engines or parts to third parties, or any affiliates thereof.  Prior to the release of any confidential information of the Borrower to any prospective Participant or assignee, the Lender will identify the prospective Participant or assignee to the Borrower and receive the Borrower’s prior written approval of the release of the information.  Without limiting the foregoing, the Lender shall not release any confidential information of the Borrower to any prospective Participant or assignee without obtaining the agreement of such prospective Participant or assignee to be bound by the provisions of Section 10.18 hereof.

10.5         Captions.  Captions in the Loan Documents are included for convenience of reference only and shall not constitute a part of any Loan Document for any other purpose.

10.6         Notices.  All notices, requests, demands, directions, declarations and other communications between the Lender and the Borrower provided for in any Loan Document shall, except as otherwise expressly provided, be mailed by registered or certified mail, return receipt requested, or telegraphed, or faxed, or delivered in hand or by a recognized overnight courier to the applicable party at its address indicated opposite its name on the signature pages hereto.  The foregoing shall be effective and deemed received three days after being deposited in the mails, postage prepaid, addressed as aforesaid and shall whenever sent by telegram, telegraph or facsimile (provided the transmitting facsimile machine provides written confirmation that the transmission was successfully completed) or delivered in hand or by a nationally recognized overnight courier be effective when received.  Any party may change its address by a communication in accordance herewith.

10.7         Application of Payments.  If an Event of Default or Potential Default shall have occurred and be continuing, the Lender agrees that all payments on account of the Obligations shall be applied as follows:

First, to the Lender for all costs, expenses and fees then due and payable from the Borrower under the Loan Documents until such costs, expenses and fees are paid in full;

Second, to the Lender for all interest then due and payable from the Borrower under the Loan Documents allocated in respect of each Loan as the Lender, in its sole discretion, shall determine until such interest is paid in full;

Third, to the Lender for the principal amount of the Obligations then due and payable from the Borrower under the Loan Documents allocated in respect of each loan as the Lender, in its sole discretion, shall determine until such principal is paid in full; and

Fourth, if any amounts remain after satisfying the amounts specified in clauses First through Third above, the balance, if any, shall be remitted to the Borrower.

10.8         Expenses.  The Borrower will from time to time reimburse the Lender promptly following demand for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of its legal counsel) in connection with (a) the preparation of the Loan Documents, (b) the making of any Loans and (c) the administration of the Loan Documents.  The Borrower also will from to time reimburse the Lender for all out-of-pocket expenses (including reasonable fees and expenses of its counsel) in connection with the enforcement of the Loan Documents.

10.9         Survival of Warranties and Certain Agreements.  All agreements, representations and warranties expressly made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Section 10.8 shall survive the payment of the Loans and the termination of this Agreement and continue for the benefit of the Lender, notwithstanding the failure of the transactions contemplated hereby to be consummated.  This Agreement shall remain in full force and effect until the repayment in full of all amounts owed by the Borrower under the Notes or any other Loan Document.

10.10       Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, any Note or other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Notes or other Loan Documents or of such provision or obligation in any other jurisdiction.

10.11       No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by any Lender to the Borrower.

10.12       CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH OF THE BORROWER AND THE LENDER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY, COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTES, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS.  EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, ANY NOTE, OR SUCH OTHER LOAN DOCUMENT.

10.13       WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP ESTABLISHED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE BORROWER AND THE LENDER EACH ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE BORROWER AND THE LENDER EACH FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, MODIFICATIONS, REPLACEMENTS OR RESTATEMENTS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.14       Counterparts; Effectiveness.  This Agreement and any amendment hereto or waiver hereof may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and any amendments hereto or waivers hereof shall become effective when the Lender shall have received signed counterparts or notice by fax of the signature page that the counterpart has been signed and is being delivered to it or facsimile that such counterparts have been signed by all the parties hereto or thereto.

10.15       Use of Defined Terms.  All words used herein in the singular or plural shall be deemed to have been used in the plural or singular where the context or construction so requires.  Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.

10.16       Offsets.  Nothing in this Agreement shall be deemed a waiver or prohibition of the Lender’s right of banker’s lien or offset.

10.17       Entire Agreement.  This Agreement, the Notes issued hereunder and the other Loan Documents constitute the entire understanding of the parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

10.18       Confidentiality.  In handling any written information specifically marked “confidential” prior to its delivery, the Borrower and the Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same type to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or any other Loan Documents except that disclosure of such information may be made (a) to the agents, employees, subsidiaries or Affiliates of such Person in connection with this Agreement or any other Loan Document, (b) to prospective participants or assignees of the Loans, subject to Section 10.4, (c) as required by law, regulation, rule or order, subpoena, judicial order or similar order, and (d) as may be required in connection with the examination, audit or similar investigation of such Person.  Confidential information shall not include information that either (x) is in the public domain, or becomes a part of the public domain after disclosure to such Person through no fault of such Person or (y) is disclosed to such Person by a third party, provided such Person does not have knowledge that such third party is prohibited from disclosing such information.

*          *          *

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

WILLIS LEASE FINANCE CORPORATION

	By:	/S/ NICHOLAS J. NOVASIC
Name: Nicholas J. Novasic
Title: Chief Financial Officer

Notices To:
2320 Marinship Way
Suite 300
Sausalito, CA 94965
Fax No. (415) 331-5167
Attention: General Counsel

With copy to:
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111-3580
Fax: (415) 951-3699
Attention: Barry A. Graynor, Esq.

ABB CREDIT FINANS AB (publ)

	By:	/S/ ANDERS LIDEFELT AND /S/ JOHN BERG
Name: Anders Lidefelt and John Berg
Title: Director and __________

Notices To:
Birger Jarlsgatan 57B
SE-113 96 Stockholm
Sweden
Fax No. 46 8 458 58 96
Attention: (1) Business Administration and
(2) Manager, Aviation Finance

With copy to:
Schnader Harrison Segal & Lewis LLP
140 Broadway, Suite 3100
New York, NY 10005
Fax No. (212) 972-8798
Attention: Joel Hasen, Esq.